Event ID: 138827827132 Event Name: Allegiant Travel Co Sunseeker Investor Call Event Date: 2021-08-05T16:30:00 UTC C: Sherry Wilson;Allegiant Travel Co.;IR C: Maurice Gallagher;Allegiant Travel Co.;CEO C: John Redmond;Allegiant Travel Co.;President C: Greg Anderson;Allegiant Travel Co.;EVP & CFO C: Micah Richins;Sunseeker Resorts, Inc.;EVP & COO P: Connor Cunningham;MKM Partners;Analyst P: Catherine O'Brien;Goldman Sachs;Analyst P: Andrew Didora;Bank of America;Analyst P: Hunter Keay;Wolfe Research;Analyst P: Operator;; +++ presentation Operator^ Good day and thank you for standing by. Welcome to the Sunseeker Resort Investor Call. (Operator Instructions). I would now like to hand your conference over to your speaker today, Ms. Sherry Wilson. Please go ahead. Sherry Wilson^ Thank you (Anita). Welcome to the Sunseeker Resorts Investor Update Call. On the call with me today are Maury Gallagher, the company’s chairman and chief executive officer; John Redmond, the company's president, Greg Anderson, our executive vice president and chief financial officer; and Micah Richins, executive vice president and chief operating officer of Sunseeker. We will start the call with prepared remarks that will walk through the PowerPoint presentation issued earlier this morning and then open it up to questions. The company's comments today will contain forward looking statements concerning our future performance and strategic plan. Various risk factors could cause the underlying assumptions of these statements and their actual results to differ materially from those expressed or implied by our forward looking statements. These risk factors and others are more fully disclosed in our fillings with the SEC. Any forward looking statements are based on information available to us today. We undertake no obligation to update publicly any forward looking statements whether as a result of future events, new information or otherwise. The company cautions investors not to place undue reliance on forward looking statements, which may be based on assumptions and events that do not materialize. To view the PowerPoint slides as well as the re- broadcast of the call, feel free to visit the company's investor relations site at I.R. AllegiantAir.com. With that, I'll turn it over to John. John Redmond^ Thank you very much, Sherry. And good morning. Appreciate you taking the time out of your day to understand and learn a lot more about what it is we're doing here and why. I realize that we may not cover everything that you're hoping to. We have about 90 minutes. So we should get a big chunk of it out. But I thought I would take an opportunity on just about every one of these pages to try to explain various points to help you understand the project and why it's being built and designed the way it is. So given that, we'll start with the cover page. This resort, unlike any other resort, I believe in the entire state of Florida but for sure in Southwest Florida it's not built at grade. Meaning it's not built on the ground. It's built 16 feet above the mean high tide line. So you can see that there's a promenade that runs in the front of the resort and that promenade is a pedestrian promenade like you see in a lot of cities that have waterfronts -- beautiful waterfronts. There's about 2,400 lineal feet of waterfront, almost a half mile, where people will meander along that waterfront and they will have accessible to them along that waterfront about 18 restaurants and bars. Everything underneath the promenade will be parking. So anytime you have storm surges and hurricanes and what not, we won't take any of that damage here at the resort. I'll get on to page three, again, taking advantage of explaining a little bit about a pretty picture. This one here you can see an event lawn. It's a good-sized lawn. You can't really tell there. To the left of it you can see a bar and that's in front of the steak house. I point that out because there will be charge points that we've designed all over the resort and these aren't necessarily factored in the financial projections you see in the deck. We've identified where there are opportunities, but we haven't tried to quantify them because we don't have any experience in the market as to what the receptivity will be to these areas. We think it'll be significant but we haven't tried to take a stab as to what the financial impact can be. But we made sure we created all these charge points. So this could be used for a corporate function. It could be used for a wedding; it could be used for a family gathering. But this area here can hold upwards of 150 people if you want to have a wedding. And of course there's a bar sitting right out there to be able to address the event and it could even be served from inside the steak house. And there will be plenty of these types of charge points all over. One that'll be very obvious is if you go through the deck, there's a roof top pool and I'll talk about that in greater detail when we get there. With that, I'll turn it over to Greg to go through some of the more important airline data slides that you'll see help point out how we got to where we are that allowed us to do what it is we're going to be doing going forward with the Resort. Greg.

Greg Anderson^ Thank you, John. And good morning or afternoon depending on where you are, everybody on the call and thanks for joining us. Starting here on slide five around Allegiant’s resilience throughout the pandemic and it being unmatched. But since the onset of the pandemic, the airline industry has had a front row seat to the importance of being nimble and adapting quickly. And our differentiated model is built around the notion of not fighting against change but learning to maximize the different opportunities change presents. And there are numerous factors inherent to Allegiant, which enhance our ability to adapt and to get better. An example of one is our direct to consumer approach. And we saw this during the pandemic’s darkest hours - our interacting directly with our customers, providing valuable feedback around significant interest to travel. These gleanings provided us conviction to keep a wide net scheduling strategy as feedback suggested our value proposition was very much in play. As such, we decided early on to bring back capacity much more quickly than other airlines, I might add. And I think this point is definitely illustrated on this slide, which compares the change in 2020 departures versus 2019. We at Allegiant were represented by the orange line, which shows early on in the pandemic we led the way in restoring capacity and that trend continues on to this day. And this wasn't by chance. Again, our data- driven culture coupled with our direct interface -- coupled with directly interfacing with our customers was a major reason as to why. And at a point, capacity is one thing but making money on such capacity is another. And as Maury often reminds us around here there are few things more expensive than flying around empty airplanes. So, if you go onto the next page, slide six I think, this helps illustrate that even during the worst year in aviation history, our airline had positive cash flow. Starting with the revenue and EBITDA margin charts on the right, which the further to the left on the chart one is the better and as you can see, we are in the pole position for both. If you compare 2020 to '19 not only did we have the smallest decrease in our annual revenue, we are the only carrier that had positive EBITDA. Simply put we were the only carrier that brought in more cash than we spent and I should add that EBITDA margins on this chart exclude any benefit from the CARES Act. And so producing such industry-leading margins better than others Allegiant has a solid track record of consistently outperforming. As further demonstrated by the chart on the left, which compares our EBITDA margin versus the industry since the fourth quarter of '16. Prior to the pandemic, we outpaced the industry by an average of nearly 10 percentage points of EBITDA margin by quarter. A major catalyst behind this is our ability to generate incremental revenue such as our third- party sales. This meaningful earnings line for us initially started out by selling hotel rooms to our passengers coming into Vegas. It has since evolved into other major areas such as car rentals and our co-brand credit card. And this year should drive more than $5 per passenger or $80 million most of which flows to the bottom line. And Einstein said, "Compound interest is the eighth wonder of the world. Those that understand it earn it, those who don't, pay it." Now, compound earnings has a similar impact. Reinvesting our outsized profits over the years has not only enhanced our earnings power by maintaining leading margins despite high growth but has provided additional moats around the airline. On this next page, page seven, the earnings power of our differentiated model is reflected in the strength of our balance sheet. Our ability to adapt quickly and directly interfacing with our customers to find opportunity to generate revenue allowed us to defend our balance sheet vigorously throughout the pandemic. And as this slide shows our current cash position has almost tripled since the onset of the pandemic while our net debt position is nearly four times less. With our balance sheet's unique strength, we are able to turn our focus to reinvesting back into the airline. A much more enviable position than being burdened with expensive debt needing to be paid off. John Redmond^ I'm going to interject for a second because this slide helps give a backdrop to what it is we were faced with when we were out looking for financing. So, obviously, when you look at this no one could have ever predicted this outlook at any time during 2020. If they could have, the lending environment would have been much different. The outlook was much more dire and therefore more difficult to borrow with potential rates and terms commensurate with the perceived risks. In that environment, third-party equity capital had no interest at any level. The debt and equity deals done in the airline space speak volumes on this environment. As we moved into '21, vaccinations and declining COVID levels opened the door to more reasonable debt conversations. I should also point out that no one has ever approached us about a reasonable equity opportunity for all the reasons I just mentioned. Greg. Greg Anderson^ If we go to the next slide, slide eight, this is just another look or a different look at our balance sheet. But we wanted to show this view as well because it shows '22 ending balances and helps to frame the pro forma impact Sunseeker is expected to have. And so the charts on this page highlight the actual and expected balances of cash, total debt and net debt. And the punch line really is that we expect to meaningfully grow our cash balances and further reduce our net debt. Even as we complete construction of the resort.

We are showing the entire $350 million as remaining capital needed to complete Sunseeker. We are assuming that this financing will have been drawn and spent by the end of year 2022. That might not be the exact timing but regardless I think the point holds true that our balance sheet should continue to strengthen. And by the way the ending balances here in 2022, they're not meant to be precise forecasts but just rather to show directionally where we believe we are headed. And with that, if we go to the next page, it should be around fleet. And the point we wanted to get across on this page, too, is that the strength of our balance sheet is just a major catalyst to drive our airline growth. Our number one priority is growing the airline at the appropriate level. And as noted on our previous earnings call, we continue to see terrific opportunities around aircraft. Last week we talked about having signed up all the aircraft needed to, save one, to reach our ending 2022 target of 127 aircraft. An interesting point on this slide is it outlines our fleet plan pre-pandemic versus our current plan. As you may note, we expect to have two more aircraft than we were planning for pre-pandemic by next year's end. And of these 127 aircraft we expect - we expect to own more than 85% of them. I might just add the '23 and '24 fleet numbers are more illustrative - just assuming a 10% growth rate and including place holder aircraft. We don't have commitments or anything going out that far at this point. But the flexibility we have built around our fleet does provide us the optionality to pace our growth at the levels we feel best suited to support the demand environment and operational needs. And as a gentle reminder, we often refer to our true north of restoring $6 million of EBITDA -- of annual EBITDA per aircraft. And we are well on our way to this. The last point on fleet, I just want mention that the restart and completion of Sunseeker does not and will not impact the pace of growth or capital reinvested back into the airline. So if we move on to the next slide, slide 10. This is just a highlight - this page just highlights the profile of the standalone Sunseeker Resort. Just a couple points, I won't go through all of them here. But phase one and two together comprise a $510 million budget. John will speak to you momentarily. The remaining site includes 13 available acres of land, that gives us enhanced optionality down the road. We believe Sunseeker will be another differentiator for Allegiant. Its similar direct-to-consumer approach should complement our ecosystem of travel nicely. And particularly with the added power of the asset light component Sunseeker will bring, such as our enhanced loyalty program, hotel management contracts and F&B branding opportunities should be pretty powerful. With that, I turn it back to John. John Redmond^ Okay. Greg Anderson^ I can take this slide too, John, if that works, sorry. Slide 12, just over what we've done over the past 18 months. And as John mentioned, we've held numerous conversations with various counterparties around restarting Sunseeker. These conversations were centered around what's the best path forward for the resort given that we suspended its construction early on during the pandemic with it around a third of the way built. And after much discussion and consideration, we concluded the right move is to complete the resort. Its completion will provide us with more optionality and greater value. As previewed on our earnings call last week we have clear line of sight on efficient debt financing for completion of the project. The structure of this financing is around being secured by the Sunseeker subsidiary and by Sunseeker assets only. However, there will be a corporate guarantee. Also worth noting our financing -- the financing is expected to fully fund the remaining build out of the project with no additional equity contributions from Allegiant expected. And our financing deal, to put this into perspective, pre-pandemic the financing deal had us contributing around $325 million in equity capital whereas under this current deal, our equity capital has been reduced to $160 million -- the $160 million we've already spent. The significantly lower interest rates, flexibility and greater advanced amounts typically far outweigh the benefits, in our view, of nonrecourse debt. And on this page I want to highlight an added bonus for us, completing the project will provide significant tax savings to Allegiant Travel. Getting bonus depreciation for federal taxes we will see a reduction in cash taxes paid of roughly $30 million in the year of the resort opening. This tax benefit of $30 million would not otherwise been available to us had we stopped construction or sold the project a third of the way built. John Redmond^ Okay, so this takes us on to the budget. I should point out that before the pandemic ever happened we, of course, were on time and on budget. At the time, we started out, as you may recall, with a $470 million budget. We added to that what we call phase 2, which allowed us to build out the waterfront, which was an additional $30 million bringing it to $500 million and with the passage of time of roughly 18 months during the pandemic we adjusted it to $510 million to account for carrying costs and some additional dollars. But we don't have a final budget yet.

By that I mean all of us know that there have been supply chain disruptions in just about everything throughout the world. Everything from microchips to food and beverage to God knows what. And the construction trades have not been immune to that either. So, a lot of it is starting to return to normal, but there's still some unknowns and uncertainty out there. And we all were reading about lumber prices going through the roof and, of course, they've come back. And believe it or not, a resort like this doesn't use much lumber anyway, but everything from sheet metal to you name it, it's all had some sort of a price effect. So we're working fast and furious to understand it more. But right now we are working with a $510 million budget and I would believe I'll be in a position come the Q3 earnings call to let you know what we think the final budget will be that we will be working with. If I had to pick today, is it closer to $510 million or $550 million, I’d say it would be much closer to $510 million. But again, it's early on. We've been working fast and furious on this and stay tuned on this. But this is still where we stand. Again $160 million in, borrowing everything else, that's the $510 million. Timing, which is the next slide -- I'll wait for that to catch up -- there's a, call it, spool-up time frame which is what we're doing now. We're out there visiting with all the various subcontractors trying to figure everything out again. Starting to bring staff back on, on the construction side and doing everything we need to spool back up. Now you can see why we made that decision, smartly, not to take the cranes down. If we did, not only would there be a significant expense associated with taking them down but putting them back up. And the lost timing would have been significant so that clearly was the right decision. And we did that realizing that we were probably 18 months out. So keeping that in mind, we expect to be pretty much full bore come September 1 and hoping to be finalized -- and this is a big hope right now with trying to figure out the supply chain, by the end of '22. But where we sit today without completely understanding the supply chain, I think we're safer to assume that it's an early or Q1 '23 opening date. So opening the hotel -- or operating the hotel, I should say. I'll let Greg tackle these next few slides. Greg Anderson^ On slide 17, Southwest Florida outperforming the industry. Really the takeaway on this slide is just that Southwest Florida has been one of the most resilient areas in the country. And this part of Florida specifically has always shared an affinity with our customers in the Midwest region of the country. Prior to our service down into these areas, previously they were taking I-75 down there. And now we've been able to get these folks down there more often with convenient non-stop flights.

As shown through the lens of TSA throughput versus 2019, Punta Gorda, if you take a look on the chart on the left there, you can see that held up exceptionally strong throughout the summer and fall of 2020. And then if you look at Sarasota and Fort Myers, those two locations have both significantly surpassed pre-pandemic levels. And then on this next page, I think it's slide 18, this just shows how the hotel industry stacked up during the pandemic. Really, Florida and areas of Florida did outperform other areas in the country. And then on the right, that shows the RevPAR percentage change by location in a resort versus some of the other different type of lodging. And you can see a resort outperforming the rest -showing that Sunseeker is in a good spot. John Redmond^ So moving on to slide 19, of course the previous two slides and this slide together really demonstrate how Florida is clearly the tourist destination of choice and Southwest Florida is the epicenter of that. So the capacity change in Southwest Florida is more significant than any other margin shown. While I have not had a chance to confirm, I would assume the same or similar growth has taken place in the drive market as well. That happened in a major way on Interstate 15 from California to Vegas. That's just been off the charts and it still continues like that. So I'd imagine Florida is much the same. While you may have been aware or heard about the growth, given everyone chasing domestic tourists, these increases in these markets are an eye- opener. It's unbelievable to see how well these Southwest Florida markets are doing. Slide 20, so these are pro forma financial projections, they've been in materials we've had out there, but these are somewhere between 18 months and 2 years old. We don't plan on putting out any updates because we're not that far out, but I figured I'd provide as much color as I could, so that you might be able to use these as a starting point for any further analyses that you may want to do. So the market has gotten even stronger down there, as you can imagine from a demand standpoint, and therefore ADR or rate. I will have Micah, our EVP and COO, give you further insight on this demand issue. Micah? Micah Richins^ Thank you, John. Couldn't agree more with everything that we're seeing in terms of the way Southwest Florida is on fire, having the opportunity to live here in Sarasota for the past two years, I've had a front-row seat to watching what's taking place in the Southwest Coast of Florida. Couple of things, some of it's anecdotal and some of it data-driven, I did a couple of searches just this morning to get an idea of what is happening in the market with the properties that we look at in terms of the competitive set.

So I looked at two different stays, August 23rd to the 29th and then also -- for a week, and also September 13 through the 19th, and I just looked at the properties that we key on; interestingly the rates -- the average rate for a week at those properties is running at right around $286 a night, and rates in September, believe it or not, which is normally the most challenging month of the year in this area are running around $339 a night. Also interesting to add, the JW Marriott, a property that we key on, was sold out for both of these searches. I think that bodes really, really well for how quickly this market has recovered and has accelerated. Anecdotally, when I get the opportunity to talk to business operators in Punta Gorda and in Charlotte Harbor, it's interesting the feedback that I get from them. Those that are running food and beverage operations, hospitality, or tour activities, for example, they report that since March they are running record-breaking volumes in literally every one of their disciplines. So we're pretty excited about what we see, John, and I think it's indicative of the confidence we have in the way the resort's going to perform. Back to you. John Redmond^ Well thank you very much, Micah. And of course, given Micah's thoughts and insight and then looking at these projections, I look at these years as more like scenarios, like it's a matter of what scenario you want to predict given the rate environment. The resort business is primarily driven by rate, and so this is why looking at these now - it's just a matter of seeing what's been happening in Florida, realizing that these are upwards of two years old, that's why I say just pick your favorite scenario. So which year or scenario do you think is viable year one? Well, I mean, I know which one I would take, but I think when you continue to do your homework and continue to inquire from us and inquire from others, I think you'll be able to settle on one of those years as being the scenario you think is most viable. But let me give you a little bit more color, and then you can do your own further research or check back with us from time to time regarding Southwest Florida market conditions. So when you look at the total property ADR. It is of course a blended ADR of standard rooms and suites. Now the difference here is the suite mix for us is 24% of the total which skews that total ADR much higher than the market and hotel rooms you'll see in the deck in the appendix. It's a very important data point. As a result, when comparing the resort blended ADR to any market data such as STR, Smith Travel Research comp set data the resort ADR will skew much higher due to this higher suite mix.

The market or STR, again Smith Travel Research, ADR is understated due to OTAs like Expedia, Travelocity, etcetera. Most hotels and especially branded hotels like Marriott and Hilton sell a significant number of their rooms through these distribution channels. When they report their room revenue and occupancy data to Smith Travel Research they report what they receive, which is net of the revenue share the OTA gets. Unbranded hotels can pay north of 20% of the revenue coming through the OTA channels. So branded hotels who have leverage dealing with the OTAs will pay around 15%. If you assume one-third of a hotel's room nights are through these OTA channels, the margin impact is somewhere between 5% and 7% depending on the revenue share. A significant percentage of a resort's expenses are variable. It's a huge data point. So the largest expense is payroll and approximately 70% of payroll is variable. Other expenses like cost-of-sales, laundry and linen are examples of other expenses that are variable as well. So keep in mind when looking at EBITDA margins, Sunseeker will not use any third parties like OTAs and will operate all food and beverage outlets with no middle men. This approach, of course, is consistent with Allegiant. We don't operate with any middle men. And furthermore, when you start leveraging the airline's marketing capacity and other margin accretive opportunities we have, they'll speak to why we believe we operate with much higher margins and it's no different than when you look at the airline margins, EBITDA margins compared to the rest of the industry. They also run significantly higher due to following similar practices. Now someone suggested when you look at this, that full-year 2023 total revenue would be $20 million and full-year 2024 total revenue would be $50 million. You can see what we're showing. So, these numbers kind of caught my attention. So using this table you would have to cut the occupancy and use a $126 ADR -- no I'm sorry, I'm going to go to the next page. It's more highlighted there. Let's got to slide 21. So I'll -- so when you use this particular -- what's good about this, this is a sensitivity study on what happens when the ADR is lower or higher and it's pretty self-explanatory at our assumed ADR of $252, which is on the previous page, we're looking at scenario one or year one EBITDA of $35 million. Now coming back to the suggestion I was saying or someone suggested that full-year '23 total revenue would be $20 million and full-year '24 total revenue would be $50 million. You look at this schedule and it's kind of alarming how you get that. So when you use this table, you have to cut the occupancy and the $126 ADR in half to 40% and $68 respectively to get to $23 million or $20 million. I don't know how you do that. And then to get to $50 million you'd have to cut the occupancy roughly in half to 40%, 42%.

Now these assumptions are with the absolute best resort in all of Southwest Florida. I don't know how you can possibly make those. So for those of you who take the time to tour the resort next week, you will understand just how absurd these assumptions are. You can reach the same conclusion by doing some research from home. There was an independent market study done on the resort and we would be happy to share that with anyone who wants it. All you have to do is reach out to Sherry and we'll get you that independent market study as well which you will see will corroborate the data that we are providing here. So, next slide, 22. So this is an interesting slide, it gives some historical mix that you see between a transient group and other type of business. Transient of course is all the leisure travel we fly]. Everyone seems to be flying right now. The group business is a lot of the business that has gone away. Some of it is slowly starting to come back. But what's interesting data point here, Vegas, I know, is always a great example of this, Orlando's another one. A lot of you who may have called trying to book a hotel in the past, a lot of times when you try to go somewhere those hotel rooms are full. And one of the reasons why they're full is because they're being taken up by group business. A lot of that group business is booked a year, two years, sometimes as many as three years in advance. So by the time you make a decision to travel on a particular weekend, that hotel is full because there's not much opportunity for a leisure customer to book when you're talking about upwards of a-third of those room nights being taken by group business. Well now with all that group business being gone, a lot of these hotels are able to accommodate a lot more call it transient or tour travel type business because the chunk of the rooms is gone. Now when does it come back and how quickly it comes back is anyone's guess. It seems to be slowly coming back and more so in a market like Florida as it doesn't have things like mask mandates and everything else. So we are in the right market for it to come back but we also are very well suited having a dedicated OTA like the airline to the extent it is slower to come back. Next slide. So I thought we wanted to point out a lot of the synergies between of course the airline and the resort. So we run year round - I don't want to read off this schedule verbatim so I'll let you spend some time with it and again we can always answer questions at any point of time. But when you look at the year round load factor in Punta Gorda it runs around 84%. That what it was in '19 and I'm sure if we went back in prior years it runs around the same.

So the potential to increase that load factor just because of the further demand at the resort is significant. It's the same thing that happens at Orlando and Las Vegas when you kept having properties added or capacity added at those resorts or areas. The load factor is what increases and then of course following that, there would more lift into the market. So for us to be able to grow that 84% to something beyond is - we like our chances there. And that's one of the reasons why you want to have a larger resort not a 200 room resort. And you want the ability to potentially expand that resort. So, that's a huge upside of possibility, and, of course, bundling -- when you see us bundling ancillary product with airfare. People like the idea of bundling and the perception of greater value and you can bundle components. So, whether you're bundling air, hotel, food and beverage, fishing excursions, whatever you want to name your favorite form of entertainment, all of those types of bundling opportunities are present. So, we're very excited by that. When you look at the customer database we have 12.5 million roughly active emails in our database. These are ones, of course, associated with the origin city. Out of that number, about 7.5 million are potential Sunseeker customers meaning that they're in those cities, those 54 cities that we currently fly from. So, our ability to reach these people is incredible and second to none. And there's a slide in here, we'll go through a little bit greater detail but out of those numbers of folks that we just talked about, there are 149,000 people who have gone out to the Allegiant -- to the Sunseeker website and provided us significantly more information about themselves that's helping us to make more decisions regarding resort operations and opportunities. Then, of course, the loyalty program and I'll talk about that in a little bit more detail but the loyalty program has over – our credit card program has over 235,000 cardholders. Which, of course, they'll be earning and burning points -- points at Sunseeker and like everything else in the company -- everywhere else on our booking channels. So, very excited about these synergies and I'll talk a little bit more detailed as we get to that. Next slide, slide 24. This is a pretty amazing slide. It shows -- on the left, it shows all those dots represent a point of origin where a customer came from. And, of course, that slide on the right shows the three airports that we fly to where they're going. So, between PIE, Sarasota and Punta Gorda, that's where they all end up. So, again, it just kind of demonstrates the strength of the distribution we have into the Punta Gorda area. In time when you look at PIE, for those of you not that familiar, that's only about a 90-minute drive down to Punta Gorda and Sarasota is about 40, 45-minute drive to the resort as well.

This next slide. What's very interesting about this kind of data is we're able to track people who have the Allegiant app open on their phone so given that capability, we're able to see where you are checking in, what hotel you are going to. Even though you may not have booked that on your itinerary. So, these are itineraries if you will that have booked at all these other hotels in the market area that we're talking about and at the comp set of properties that Micah has referred to and I have touched on as well. So, sometimes people who don't really understand an Allegiant customer think that they're at hotels other than these. And it couldn't be further from the truth. There are a lot of people flying the planes coming down here that are staying at all these best and most well-known hotel product down here. So, now when you look at the next slide, Greg touched on this in detail but it's always good to stress that this property is worth basically nothing unless it's completed. We have no choice but to complete this. We reached that decision some time ago but we also realize that we need to make sure our balance sheet was at a position before we can execute on that realization. So we're there now. Greg went through all the obvious. But once you get to this point -- I mean we have all kinds of options and we've talked about having optionality as being the key for everything we do as a company but especially this resort. So once we complete this resort, we can do any of these bullet points. I'm sure there are others people come up with but the obvious is we can own and operate a resort. That goes without saying. We can sell and manage the resort if we choose to. Obviously trying to sell a resort right now, there is zero interest but if you sell a resort when it's done, it's completed, it's operating, it's performing anywhere near the financial projections that are in here, there would be no shortage of people lining up to buy the resort. There are a lot of buyers out there for hotel assets, especially some of the most successful ones in the U.S. We can obviously find a partner. There could be very compelling partners out there who add a lot of value by virtue of the relationship you could have. So whether it's a 10% partner or 90% partner, all of those options anywhere up and down that percentage interest. Without doing this, we would never be able to launch the asset light business. So as we get into some of these slides I'll explain that a little bit more. And asset light isn't just limited to the Sunseeker brand and what we may be able to do with that, whether it's franchise, manage, etcetera. But there are other opportunities from an asset light standpoint that will present themselves. It's always been our intention once we've finished the resort to put a mortgage on the property as the best form of financing. It's always the cheapest. The likelihood or the timeframe for doing something like that is typically a year after operating. Most lenders of this type want to see results after a year. So you're somewhere like three years out from us being able to put a mortgage on a property. But the interest savings alone on such a transaction would be significant. Obviously you can divest it completely. There's no shortage of REITs and buyers out there that present all different ways of being able to divest a property. But that's always an option as well. And maybe the not so obvious but obvious to some is you can always -- if we choose to sell the suite towers as condos and monetize those as well, all of these units, every single one of those suites, all 189 of them have full blown kitchens. They all have standalone capability. So they very, very easily could be set off as condos if we choose to ever do something like that. And of course one of the most exciting things about the resort when you finish it is the value of the remaining 13 acres. Now that, of course, has zero value without completing the resort but once you complete the resort, the value of that 13 acres is unbelievable. And especially when you look at the stampede of people, opportunity, development, etcetera going on in Florida right now is nothing short of amazing. So once you finish off the resort you have all this excitement -- you have all these restaurants and bars and entertainment and what have you. There's going to be no shortage of developers who would want to approach us about being able to buy that land to do exciting things, given the approximate location of all that entertainment, if you will, that we would have on property. Okay, so the next slide here talks about the not-so-obvious asset light opportunities I was talking about. So every one of these food and beverage brands we've created at the resort, we own. We have no tenants coming in. We've developed all these brands. We brought on the expertise to do this. We talked about some of these individuals in the past. Micah, of course, spoke on the phone already. Jason Shkorupa, you've met him in previous investor days. These were all people, as well as myself, who have been around brand development, restaurant brand development and we've developed 19 of them for this resort. One of the examples I thought I would point out is Allegiant Stadium. I think all of you are probably aware have -- we have the naming rights on the Raiders stadium here in Las Vegas. But unlike everyone else who has naming rights, we actually own this name. So we were one of the only ones -- I think the only one who went out and blocked that name before anyone else could. And now it's our brand and we can go use it anywhere. And the first place we're going to use it as at the resort. And we're going to use it as the

Allegiant Stadium sports bar. So an incredible opportunity to put that brand on both coasts and we're excited about doing that. But that's our brand, of course. We could take it anywhere. You could stick it anywhere. You could stick it any city. It's not Raiders specific. It's a very generic brand. It's just Allegiant Stadium. So we love it. We love the opportunities it presents. Someone can come to us from Philadelphia and say, hey, I want to put Allegiant Stadium on my sports bar. How much of a royalty you want to charge me? So those are the kind of asset light opportunities that would never present themselves if we didn't finish off this resort. Next slide. So this slide is intended to show what this remaining acreage looks like. As you can see, the remaining acreage is actually -- it may not be properly depicted here, but it's actually larger than what the acreage that's going to be used will occupy. So anything adjacent to a waterfront like that, anything with views of the waterfront which the entire site does, and anything that -- having the walkability to all these amenities at the resort is incredible. And of course for us to do deals with any developer if we choose to go that route, which allows occupants or owners to be able to use pools, and spas, and gyms and restaurants, that just sweetens any opportunity, which makes this site even more valuable. Keep in mind, we paid something like $30 million for the entire 24 acres. I'd imagine that remaining site is probably worth at least double that, but just my guess -- no homework on that. Next page, this is the one I was mentioning that I would go into a little bit greater detail about the 149,000 people. So before we stopped for the pandemic, we has something like 800,000 people. We already have 800,000 e-mail addresses. These are people who opted-in, clicked on something because they want to be part of the Sunseeker story. Out of those 800,000 people who opted-in, 149,000 actually clicked on a registration button. And the top half of this schedule, that's the data that they provided us. They told us how long they wanted to stay. They told us their age. They told us whether they're retired, semi-retired, etcetera. When they do travel, what season they want to travel in. In some cases, they are willing to travel in every season, which is why that doesn't add up in some people's minds. And then of course they even told us how many people they would typically travel with in their cars. So what's amazing when you look at the top half of the schedule and see that there are over 2,000 people that want to stay more than six months it's just amazing. But the demographic data supports that. These are people who are largely retired or semi-retired. And I think that what you have to look at this long-stay product, this is an alternative that's never been in a market to a second home, to Airbnb, to timeshare, right? So anyone who's ever done Airbnb you might be able to do research on the home you're going to stay in, but it's hard to figure out whether your neighbor has a dog yapping in the back yard, what time the garbage truck comes and delivers garbage, makes all this kind of noise, does all that kind of stuff. And the walkability to get anywhere can be a challenge. So these you can research it before you go. But it can be a challenge. Everything about this product is known. There is --anyone who has a second home being able to stay here for six months is far cheaper than owning a second house. And anyone who's dealt with timeshare, this is a far better option. So, I think there's been a realization by at least 2,000 of these people and I'm sure you can go up that ladder to even people who want to stay three to six months. These are people who are looking at this as a viable option to staying at always what has traditionally been the only other alternative in Florida. So when you add up -- and of course when we calculated the hypothetical information below it was just assuming people on average would stay at the midpoint of the timeframes that they've selected. So when you add all that up there's something, this group of people, those 149,000 people represent upwards of 2 million room nights of potential, 2 million potential room nights and depending on what capture percentage you want to assume that shows you how many room nights we can generate just off these 149,000 people. Forget about the other 650,000 names in the database. So in Vegas, for instance, we run close to a 15% capture rate, that's with all these competing distribution channels. And if we generated 290,000 room nights just off this segment of people, we would sell out the resort and then some. We would have to find additional products for these people to stay. We don't have that many room nights. Now keep in mind once we start -- well, now that we're starting this project back up that 800,000 will continue to grow, that 149,000 will continue to grow. So we will continue with these efforts of tracking this type of detail. We'll get into the appendix, I won't spend a lot of time here, that's why it's an appendix. But I just wanted to point out a couple of important points that will help you understand this information. And again, whether it's in this meeting, if you had a chance already to look at it or in a subsequent one-on-one call, we're happy to spend more time on any of this. So when you look at the comp set of the properties one thing that really sticks out to anyone who looks at is the age of these properties. The age of these properties is very old. There's only one property less than 10 years old on this list. There's only one property that has more than 500 rooms. So this is, call it, the comp set that we're competing with. So you've got to like your chances when you're looking at this. Now, all of these properties were built at grade. So if you're looking at one, even if you take the Marriott that's been there for 41 years, I mean how many storm surges and mold and asbestos and everything else you can imagine they have taken over 41 years is anyone's guess. But when we open, we will have had zero and we won't have any going forward because we're 16 feet off the water. If these properties ever had to upgrade, to try to compete against us, they have all kinds of issues, not the least of which is code compliance. So if you're 40 years old, you don't comply with any existing codes. And depending on how extensive of a renovation you did you would have to upgrade to all those existing codes. And that's on top of cleaning out mold and all those other kind of issues you might have. So from that standpoint, it'd be very difficult for anyone to react to the product we're going to bring into the market by trying to upgrade their own without a significant expenditure. And none of these have a long stay product, so not one of these hotels that we're showing here counts as a long-stay product that we have, with the full blown built in kitchens. Put it this way, they couldn't sell whatever it is they have as a condo. I mean, there's no market for whatever type of product they're offering because it doesn't have all the amenities you would need. And of course, no one -- none of these properties has anywhere near the food, and beverage, and entertainment that we will have. It's what I would call a category killer when you open up with that much entertainment and fun things to do, that'll be very, very difficult if not impossible for anyone to compete -- nor could you ever go find 24 acres on the waterfront. There are various scenarios -- again, you can read through what we kind of looked at on how to reach our 85% occupancy models, this kind of helps people understand how viable is that for us to get 85% occupancy. So this explains the various scenarios that we presented here to help you understand the different ways that help you get your arms wrapped around how we could get to 85%. If you go to slide 34, what I just wanted to point out here is that when I talk about running 85% on an annual basis, it obviously doesn't require that you have to run that every month. So this shows you the concept -- those properties that we showed in previous pages, what their monthly occupancy is, so obviously there's a lot of variability in that occupancy and it shows -- and you can of course see the seasonality. But in the subsequent slides it also shows that what we would be doing to get to an 85% occupancy, realizing the variability given the various months.

Just a couple things to point out on slide 35. When you look at these itineraries on here, these of course are Allegiant itineraries. These are round-trip itineraries. I wanted to point that out because we use the round-trip itineraries only to be able to calculate the length of stay. During the same timeframe there's something like 135,000 one-way itineraries that we had as well during that same timeframe. And of course you probably ask why would someone book a one-way itinerary? Well, you see, 2,000 want to stay six months, I imagine a lot of those people who stay for a long period of time, they booked a front-end of that stay and leave the back-end open until they figure out when they want to go home. So it all strings together, but it's a very healthy data point to realize that when we're talking about take rates and stuff like that, we're only talking about those on these round-trip itineraries. We're not even factoring in the 134,000 one-way itineraries that are also out there. And again, I wanted to point out that the Vegas take rate, when you look at it -- a schedule like this, we're running -- you know, closer to 15%. It's definitely in the -- call it that 12 to 15% range. But right here we're looking at -- to get 85% on this schedule, we're looking on average at an 11% take rate. And again, without belaboring the point, in Vegas when we have a take rate like that, they have competitive distribution channels, Expedias going direct to the hotels, etcetera. We won't have any of that. You either come through the airline or you come direct to Sunseeker. And I think the last slide I'll just take you to and maybe to slide 38, so when you look at this slide here you can see the difference in what we've modeled on a monthly basis -- what's in our model to get to a $252 ADR. Keeping in mind that, again, that's that blended suite and standard hotel room ADR to get to $252. It shows what the comp set ADRs were in the same year, 2019 versus what we are showing for let's call it 2023. And that difference is, of course, going to grow over the years because Micah gave you updated data there that these rates for the comp set are actually running much higher. But just using what we are going to put out there for '23 against what they had for '19, we are significantly priced below at least on average over that timeframe 27% and that's closer to 30% to 32% when you keep in mind that these comp set ADR rates are understated, as I pointed out earlier, by virtue of the netting out of the OTA fees at other properties. So we are actually significantly lower than the 27% but it's a good starting point. But that's one of the reasons why not only the power of the airline but we intend to price below comp set to be able to drive that higher occupancy.

And, of course, for us to get better than 85% occupancy, which we think is doable in the out years especially. It requires an outperformance in what's traditionally the slow timeframe. So right now when you look at this schedule we're showing -- we've modeled a 49% occupancy in the month of September. I mean I like our chances to do better than 49% as we open this resort and move out. So that's where the upside is beyond the 85% occupancy is when you can do better in these traditionally slower months. And then on the last page, page 39. What I wanted to point out here is the take rate. So this schedule -- this just takes the assumption that when we open we just get our fair share. Even though we have the best product in the entire market with the most amenities in the entire market if all we get was our fair share what type of a take rate would we need. And what this shows is there's no month where you need a take rate above 5.2%. And on average you need a take rate of 3.6% to be able to get to an 85% occupancy. So this is a pretty compelling pace to be able to demonstrate why we think the 85% is not up high in the sky but is a doable realistic number especially when you have the degree of amenities and what we're looking at pricing the product at. So I'm going to give just a little bit more information and then I'll open it up for Q&A. I think you'll find this helpful. So a significant part of the resort thesis was the synergy around the Allegiant vacation traveler focused business model. Everyone getting on the plane is going on vacation. Sunseeker already has, as I pointed out, 800,000 emails in a database and that's a number expected to grow to over one million by opening day. Of those 800,000, as I mentioned, 140,000 took that further step and gave us all that additional data. The room demand, as I pointed out, is significant and supports the decision to build the suite product we did when you look in particular at those people who want to stay longer than 30 days. And then when you look at of course the 134,000 one-way itineraries that's also consistent with this long stay mindset. I will book the return when I decide to come home. Allegiant is a dedicated OTA for Sunseeker, no hotel in the world has a dedicated OTA. And no OTA has the leverage of an airline database. Allegiant sends out 40 million emails a week currently offering nothing but a seat on an airplane. Sniping that offer with a Sunseeker ad is not only a no brainer but free. These emails offers will begin at least one year from opening when we officially put the resort inventory on sale. Selling an experience or experiential marketing is more powerful than transactional marketing. The richness and variety of the email content will grow as we get closer to opening. The recently announced loyalty program, the combination of a loyalty program covering the airline and resort complimented by a very successful credit card is synergy at its finest. Earning and burning on 100% of vacation is unmatched and up selling the credit card along the journey is a marketing dream. The number of variety of BOGO transactions, for instance, the buy one, get ones, that we use for finding credit card people, think golf, spa treatments, food and beverage, etcetera, at a resort are endless and create a sign-up appeal like no other. Who wouldn't want a credit card given the total vacation spend especially for a long stay guest. So from a financing standpoint, as I mentioned in the earnings call, we have signed a non-binding term sheet for $350 million. We have started reviewing loan docs and expect to finalize that transaction within the next 30 to 45 days. When finalized, the agreement will be filed on an 8-K so you'll have complete visibility. Since finalizing loan docs is still in negotiation at various deal points, it would be premature to further comment so we won't. But, again, you'll see the final docs shortly, in 30 to 45 days. I'm going to touch base quickly on financial reporting since we've had this gap in time due to the pandemic. So no change to our approach here. We will continue to separately report resort CapEx and pre-opening expenses along with guidance prior to opening. That, of course, will begin with Q3. We are continuing to update budget numbers as we further understand any and all supply chain disruptions so I have no updated information in that regard today. But we will in the Q3 call. Not only are we trying to understand numbers but any possible schedule impacts. Why we believe that Q4 '22 is a possibility, Q1 '23 is a timeframe we are thinking of at this very preliminary stage. This timeframe will be updated as well in the Q3 earnings call. As a reminder when we shut down a project we were on-time and on budget for an April '21 opening at a total cost of $500 million inclusive of everything like pre-opening. And then maybe I'll ask Greg to quickly comment on the write-down that we took earlier and the capitalized interest that will start up again. Greg. Greg Anderson^ Sure. Thanks. Happy to, John. In terms of the write-down it was probably 16 months ago and I think we reported this to all our stakeholders, early on in the pandemic. It just brought such uncertainty around the project that the right and the appropriate thing for us to do was to take an impairment charge on the project. And that impairment charge, I think, was roughly $130 million. So it excluded the land, which John mentioned was about $30 million - the value in land. So that was written off and that's taken off the books today where we sit. So we have about $30 million on the books for the project. And then in terms of capitalized interest, the way I think about it is just, you know, cap interest is the cost of borrowing to construct a long-term asset, we'll capitalize that. And so it's just depending on the pace of construction spend. I would think just this year it probably would be nominal and roughly about $1 million or so for the year in terms of cap interest. But next year you probably see around $10 million or so in cap interest. So we'll provide more detailed guidance next quarter in our earnings call. John Redmond^ Well, thank you. That's great. I got one last thing to cover and then we're going to open this thing up for questions. I just want to, last but not least, touch base on the management team. So when it comes to the management team, we have assembled the dream team. These are the very best in the business and this talent does not exist in Florida. By way of example, we'll be opening a 785 key resort, as you know, which could be a daunting task for most. We recently just brought back on Paul Berry who's our VP of Hotel Operations. He's opened five hotels in his career, each with more than 3,000 rooms. Most of you already are familiar with of course Micah who talked earlier and Jason Shkorupa, so no need to rehash their backgrounds. But it goes without saying that talented people attract talented people. The very best want to work for the very best. You have similar examples in the airline space such as Andrew Levy who is a former Allegiant guy. He had no problem attracting talent and capital and I'm sure if Scott Sheldon wanted to start an airline, he would be able to do the same thing. Please don't, Scott. The best eliminate execution risk and have a track record of success. And with that, we'll turn it over for questions. +++ q-and-a Operator^ (Operator Instructions). And your first question comes from the line of Connor Cunningham with MKM Partners. Connor Cunningham^ Hi, everyone. Thank you for the time. I'm asking about the EBITDA margin guidance for the resort. You're over 30% and I think the airline was at a similar rate in 2019. So in terms of the bundling opportunity between the -- between the two, which leg of travel would you be willing to scale back on margin to drive potential incremental margin at the other side? Does that make sense? John Redmond^ Yes, so when you package anything, you still have to comply with GAAP right? So when you package up say hotel room with an air fare purchase, regardless of what you charge, you have to allocate revenue in the same proportion of their retail values. Right. So if the air was $100 and the room was $400, it is a $500 retail value and you charge $400, and that's a 20% discount, you would be discounting each one on a relative basis.

So we have to comply with GAAP when it comes to how you allocate revenue. So, if we got into personalized marketing, for instance, and we were willing to offer a 10% discount but we presented it to one customer as free golf and another customer as free airfare but the net effect is a 10% discount you still have to allocate it in a proper way. You just choose to present it in a different form, and that's called personalized marketing and any business that has multiple business lines faces that same issue. So, we'd be no different and we have to follow GAAP accounting. So, no one item is sacrificed for the benefit of another, you're equally impacted by whatever discount you choose. Connor Cunningham^ Okay, okay. And now I'm a little confused with what you were talking about. So, are you still looking to partner with someone once the resort is up and ready? You mentioned potentially licensing it or putting it up for sale. Can you just clarify what you mean there? John Redmond^ Yes. What I was making that people understand is that we're willing to do anything but beyond being willing to do anything, we have a fiduciary responsibility to listen to anything people may approach us about. So, I can't sit here today and say hey if some compelling partner came to us and wanted to buy half the resort not only would we listen to them, we would have to listen to them. Right, because of the fiduciary responsibility. If it was something that made sense because of just the value that they bring to the table, we would most assuredly look at it and would be willing to execute on such a transaction. If it was in the best interest of shareholders. So, that's always the caveat, whatever's in the best interest of shareholders including selling the resort we would entertain that and we would be obligated to entertain that. Connor Cunningham^ Okay. Thank you. John Redmond^ Yes. Operator^ The next question comes from the line of Catherine O'Brien with Goldman Sachs. Catherine O'Brien^ Hey, everyone. Thanks so much for your time. So, let me move on first to seasonality and any potential that the hotel may or may not have. But if -- obviously, you guys have a very flexible schedule, backbone of the company. What's the typical seasonality on your flying to southwest Florida? What's your classic summer, June, July versus January, February, which I'd imagine would be a little bit more peak? What's the typical change between those two periods? And could that change as you try to market once the resort is open?

Greg Anderson^ Hey, Catie, it's Greg. I'll kick it off and Drew Wells would have loved to have been here but he has the honor of having twins earlier in the week. So, unfortunately, Drew's not here, who would give you a much better answer. Catherine O'Brien^ All right. Congrats to him. Greg Anderson^ Yes, congrats to Drew. So, but no, I think that the typical seasonality pattern in the area, there's a slide that John provided, I think it's slide 22 in the deck, the right side. Which shows Allegiant at where we peak up and down. -- Early on in February down there that's a nice seasonal time into March and then also in the summer. But, yes, I think there's slide 22, I think that that's a good starting point. And what I would take away is that we're going to -- we'll fly the airline on the pattern where demand makes sense but nothing will change in that regard. John Redmond^ Catie, as well as page 35 it shows the Punta Gorda round trip itinerary. So, it stands to reason our flight schedule will track the same seasonality that you're talking about. And that's on page 35. Catherine O'Brien^ Okay, great. And then maybe one more for you, Greg. Just as we're thinking about -- which I appreciate you guys are going to start reporting the non-airline again, that'll be really helpful. As those start to come back to the business, how do you think about the ramp up there? I know it was very minimal by the -- at the end of '19. But as we get closer to open over the course of the next 18 months, how should we think about that ramping up? I think end of '19 you were at about 0.3 cents non-airline. I know a big part of that was G4CE and Teesnap which are no longer a part of the business. Just trying to get a rough sense of how we should think about the non-airline operating costs ramping up over the next 18 months. Thanks. Greg Anderson^ Good question, Catie. So starting next year in '22 we would intend to start segment reporting again and breaking everything out. On the OpEx side of Sunseeker pre-pandemic what we saw, on a quarterly basis, was roughly a million dollars per quarter but that would be incremental that you would probably see to the P&L. As you ramp up, I don't see it in '22 per quarter getting higher in the back end of '22 more than $2 million. That excludes pre-opening costs. But anywhere I think from about$1.5 million per quarter. And as you mentioned, the other non-airline elements would be out and then we'd be a much larger airline than we were back then as well. So from a unitized basis that would have a smaller impact.

And then as far as, I think, John has mentioned, the pre-opening costs are roughly $10 million or so that you'd have for the resort, which would be aligned more closely with the opening of the resort. And I think on the CapEx side you have $350 million that's just going to be more backend loaded. As you ramp up construction that'll start coming in stronger. John Redmond^ So on that also, just to let you know, the timing of pre- opening is a function of knowing the schedule between now and opening, right. So that's what I was mentioning earlier that we're trying to get our arms around that, trying to understand the supply chain disruptions. So once we know a better opening date by understanding to what extent we are faced with these disruptions, then we can figure out the cadence of bringing people on for the resort. So right now we're not going to bring anyone on until we understand what that opening date is. Because the earlier you bring them on, if you don't need them, obviously the higher these pre-opening expenses are. We're trying to avoid that. So that's why we're a little bit uncertain right now. But by the time we get to the Q3 call I'll be able to give you -- and Greg and I can give you some much more definitive information on that. That's the only reason why we're hesitant now is because we haven't figured out if it is Q4 or Q1 -- Q4 of '22 or Q1 of '23. And these early people you bring on are the salaried employees and the more expensive ones. So that's why you try to time them much better with an opening. Catherine O'Brien^ Understood. Thanks for that color. Operator^ Your next question comes from the line of Andrew Didora with Bank of America. Andrew Didora^ Hi, everyone. Thanks for the questions. I guess, John, I know your occupancy assumptions were a concern last time around when you initially outlined the project that -- I guess that'll be -- will be proven out over time. But just curious, in your due diligence, I know Las Vegas hits 90% occupancy but have you found any other markets for resort hotels that run at this level of occupancy, particularly in a seasonal market? And if not, why do you feel like Vegas is the right comp from an occupancy perspective? John Redmond^ Well, when I left, roughly 15 years ago - I mean you look at - across all of our properties, we ran year-round in '98. And that was, obviously, at the largest hotels around. I can assure you they're not running that now just because of the impact of the convention business. So a couple of good takeaways - one, we're not reliant on that. So even though it's nice to have and we put 55,000 square feet into our property to be able to cater some of that, if it never materialized for whatever reason there's enough transient demand for us - we think, to still run those very high occupancies. But Vegas is a great concept. I'm sure Orlando or Disney, no one gets any insights - that I know of, into what Disney does on their hotels. And I don't think they break it out between Florida and California. So I can't give you an empirical data in that regard. My gut tells me they probably run very high occupancies as well. So any of these more significant tourist destinations would all run that if they get the proper amount of airlift, like Vegas does, like Orlando does. So I don't see any problem. One of the reasons why I’m not trying to compare this to any other market is no other market - which I've pointed out, no other hotel in the world has a dedicated OTA. So when you take, call it a market occupancy or concept occupancy of pick a number, 70%, that's the floor. So even when you look through this deck you'll find that the comp set occupancy that I think we presented was somewhere around 70%. So if you think just on a fair share basis, forgetting about the fact that you've got a property that just blows everything in the market away - so fair share as a starting point is 70%. If you factor in the quality, everything else on a property it's higher than that and then layer on what you think Allegiant can drive hotel room nights, which we currently sell, and we've sold to date we've pointed out over 8 million room nights. So our ability to sell room nights, we've been doing that forever. We're just now going to sell them into our own channel. So 70% is, call it a floor, and now you're trying to pick up the additional 15% by product, by location, by amenities and by a dedicated OTA. And I think that blend of all that is where you have to ask yourself, do you like Allegiant's chances of doing it given all of that? Maurice Gallagher^ Andrew, it's Maury. A couple of other things, e - every market we've gone into we always use the first month as marketing, and that's fares, low fares become your marketing, it gets butts in the seats, and that's the concept John and team are working on in the first year, so you'll see that thing. But more importantly, we have - for the financing efforts we have a 175 page thorough review of the hotel, independent experts that put this together that I personally was very pleased with. And it essentially substantiates all of John's projections. I recommend strongly you get a copy of it and read it. It goes through all this stuff in detail. It talks fair share and all the things that hotel people talk about, and it's a good representation for anybody who really kind of understand this stuff and appreciate what's going into it. John Redmond^ And you know, it's interesting how we get this question, and we've been getting it ever since we started the resort is because all of you see the same issue of load factor. I mean, I've never seen anyone ask a question on any earnings calls that I've been involved with. How do you get that kind of load factor? Everyone knows how you get it is by adjusting rate, right? It's just - you adjust the rate and you're going to fill the plane more. If we went out - if Drew decided to cut our rate in half, I'm sure our load factor would go to 100%. So when you look at what we are charging you, you never look at those two metrics independent of each other, meaning rate and occupancy. So if our rate was higher than market and we had a higher - an 85% occupancy, I could understand a question - someone saying, how do you think you can have a higher rate than the market and drive higher occupancy? But all those schedules are showing you that when you look at the concept, we're pricing somewhere close to 35% lower because of the OTA issue I was telling you about, we're priced 35% less than the market but with a product that is far superior. So that's the biggest data point to take away, is that the pricing and the occupancy are moving in the directions that they need to get to the occupancy level. If they were moving the opposite way, just like airfare and load, I could understand that question. Andrew Didora^ Got it, I guess the difference really is that airline capacity can be moved around to areas of demand, but hotel occupancy is - - the hotel supply is fixed there, right? That's the... John Redmond^ Correct, but if you take a crowded market like here in Vegas, if someone like the Bellagio wanted to drive its occupancy, it just drops its rate. That's all they have to do. The capacity at the airport doesn't impact that. Andrew Didora^ Right, I guess -- and as my second question, and it's kind of more topical to today, just in terms of a lot of the labor inflation that came up on the airline calls, it's obviously not just in airline P&Ls but probably even more so in hospitality, any thoughts on the labor market in South Florida right now and how do you think any of the -- these kind of inflation pressures would impact the EBITDA assumptions that you -- that you outlined a couple years ago? John Redmond^ No, That's a good question, and I think one of the things that's helped out Florida more than any other market is the fact that the governor never shut it down. So all of these people didn't leave and sit on the bench for long periods of time realizing that their return date is uncertain, therefore they're going to find a different type of business. So you may go from being a bartender to doing something that -- maybe it's in the IT world because you get to work every day.

So a lot of these people where that happened, that dislodgement took place, they found different lines of business. Florida, they haven't done that, one. Two, we will have the best property. Not only the cache value of hey, guess where I work, but the tips. So the tip income that you can get at a property like ours will be far, far greater than any property in Southwest Florida, won't even come close. So whatever pool of people are there, you get your pick based on the quality of the people, then you get your pick based on those who are chasing a higher effective wage rate by virtue of a tip income. So if we're going to do -- call it $50 million worth of food and beverage business, and you just take a rough 20% tipping rate on that, that's $10 million in tips spread across not that many people. And that's what these folks are intrigued by, it's because it's a constant volume. It's like when you go into a bar or restaurant in Vegas, the volumes allow these people to make significant tips, and that's what happens at a highly trafficked resort, like we will have -- we will have the ability to attract the best and brightest because of that significant tip income. And on top of that it's all Mom and Pops that operate there; they don't have benefits anywhere close to what we have, none of these people offer 401Ks and medical and all that kind of stuff, so the combination of the tip income, the cache value of the property, and the benefit packages, no one could even come close to that. Andrew Didora^ Great. That's all I had. Thank you. John Redmond^ Thank you. Operator^ And your final question comes from the line of Hunter Keay with Wolfe Research. Hunter Keay^ Hi, everybody. Thanks for being on the call. I appreciate it. John, a couple questions for you. On slide 29 -- this is the same slide you guys showed at the 2019 Analyst Day. I'd like to sort of push a little bit on that 50% conversion rates. I'm curious how you're getting to that range. Just last week on the call Scott DeAngelo said you guys were lucky to convert 7% of the people on your own website that had already put a hotel room in their shopping cart. So how do you think about this 10% to 50% or even the 10% relative to -- which is just a survey, relative to that metric that Scott told us last week? John Redmond^ So he was talking about something different. So what you have to -- what you have to look at here Hunter is the take rate. So instead of looking at what happens through the booking channel, you just look at the take rate. And if you can do a better job by solving the conversion rate in the booking channel, it becomes even more compelling.

But if you just start with the Vegas take rate as being the benchmark because that's the most competitive because you have every OTA selling into Vegas and you are able to book direct with the hotel in Vegas. So with all of that competition, if you will, for booking a room between Expedias, Travelocity, etcetera and going direct to the hotel, we're running take rates in Los Vegas of close to 15%. And the reason why you run a higher take rate in the market like Vegas versus call it Los Angeles is everyone's going to the same geographic area. When people land in L.A., there's a scatter pattern. So the only way in an L.A. market that you can have a high take rate would be to take an Expedia approach and put 1,000 or 2,000 hotels in your booking channel to be able to boost that take rate. We don't do that. So in a market like that our take rates will be very low, which is why overall for the company when you look at a take rate it'll be much higher on a market like Vegas when you have this geographic concentration of excitement. So we are comparing this to more like Vegas because we are a dedicated OTA. And we're saying when you book through us, if you're booking to go to Punta Gorda; you've already identified the geographic location you want to go to. Now it's just a matter of what hotel do you want in that market. We won't offer any other hotel in the booking channel other than ours in that market, for right there. So that's why we're looking at a take rate that's less than Vegas at 10%, that's why we arbitrarily took that rate because we're comping it off of what happens in Vegas because of the same geographic concentration argument of where they're going. Hunter Keay^ Thank you, John. And then how about not using a third party distributor. I mean that's something that's obviously very important to the business and I know you don't expect to use one but in the event that you're not filling up the property to the extent that you need to, would you be more inclined to bring in a third party distributor or to maybe put a little bit more money into your own sales and marketing and maybe try to do something with the network to drive volume organically. Like which one is -- how bad of it -- of an idea is it to bring in a third party distributor if the occupancy rates are still too low is really the question? John Redmond^ It's hard to answer that question but at this point in time I'd say no way because if we can't figure it out we've got the wrong group of people here that's for sure. I mean I shouldn't be here. I mean if we're sending out 40 million e-mails a week and we only need to sell, call it 250,000 room nights, and if you take some assumption about fair share -- which means your take rate only needs to be five, six, seven -- or less than 5% I think I was showing to you in that one schedule. If we can't get there -- I mean, Micah made the same comment as I am -- this company should fire me. Right?

There is no way we shouldn't be able to achieve those kind of levels by using our database. And for that matter, we should do it for -- almost for free. Like, a lot of hotels are spending money on marketing. We shouldn't have to spend a lot of money because we're already sending out an e-mail. We're just sniping that e-mail with another offer. So I think this is -- I know it sounds like I oversimplify it but this seems like a total layup to me because we -- in my entire career I've never had an airline database to use. I've had a hotel database, never an airline, which is why it's almost like fishing in a fishpond when we can have upwards of 1 million e-mails before we even open. I don't know of any hotel in the world that can open with 100,000 e-mails, let alone 1 million. Hunter Keay^ Okay. And then last... in an online setting -- oh, sorry. The line dropped there, John. I didn't mean to interrupt you. John Redmond^ No, go ahead. Go ahead. Hunter Keay^ Sorry. Would you mind sending out that -- the independent third-party study? I haven't seen it... John Redmond^ Yes. Hunter Keay^ ... and I think we -- I can speak for everybody when I would say that we'd love to take a look at it, if you don't mind. John Redmond^ No worries. A little background there -- Sherry will send it to anyone who is on this call. She'll just assume you want it. She'll get information from you. It's a great study. The only area that you'll see that they differ from us on was year one. After that they pretty much were all on top of each other. They used -- when you looked at that model, they used the historical way that they model. So a database for any market research company, they assume everyone's vanilla. So if you're outside vanilla, they don't know how to account for that. And I say that because an airline dedicated -- or a property having a dedicated OTA, they didn't know how to factor that in. That's outside of what their historical database has so they didn't really make much attempt at it. They just acknowledged that, wow, this is kind of interesting. And then they of course have other data points and metrics in there that we won't and don't have. Like, they'll have management fees and this kind of stuff because they typically do these for typical clients that are developers that go hire management companies and all that sort of stuff. So you see terms like FF&E reserves and all that. But feel free to reach out to myself -- if anyone has a question on that market study and happy to guide you through it. But we'll make sure everyone gets it. And we didn't have any input at all. Hunter Keay^ Okay, well, appreciate everything. Thank you very much for the thoroughness. John Redmond^ No worries. Thank you. Operator^ I would now like to turn the conference back over to Mr. John Redmond for closing remarks. John Redmond^ I appreciate everyone's time. I apologize, I probably took up more time than was -- maybe you thought was needed trying to explain everything. But I wanted to make sure in what I thought was a relatively short period of time to get as much information out as I could. I'm happy to answer any questions, one-on-ones or at any point in time down the road. Look forward to touring, anyone who's scheduled to take a tour next week. Of course at that point in time I'm also happy to answer any questions you might have. I'll make sure I bring the deck with me. I'll be versed on it, of course. I know it pretty much by heart. So if you have questions on it, even during a tour, I'm happy to take those questions on as well. But thank you very much and enjoy your weekends. Operator^ And this concludes today's conference call. Thank you for participating. You may now disconnect.